Exhibit 10.2

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement, dated and effective as of Apil 1, 2025, is made by and between Lord Abbett Private Credit Fund S, a Delaware statutory trust (herein referred to as the “Fund”), and Lord Abbett Private Credit Advisor, LLC, a Delaware limited liability company (herein referred to as the “Adviser”) (this “Agreement”).

1. Appointment of Adviser. The Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment advisory services for the Fund in accordance with the Fund’s investment objective, policies and restrictions as in effect from time to time and in connection therewith to:

(a) determine the composition of the Fund’s portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(b) identify investment opportunities and make investment decisions for the Fund, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Fund’s behalf;

(c) monitor the Fund’s investments;

(d) perform due diligence on prospective portfolio companies;

(e) exercise voting rights in respect of portfolio securities and other investments for the Fund;

(f) serve on, and exercise observer rights for, boards of directors/trustees and similar committees of the Fund’s portfolio companies;

(g) negotiate, obtain and manage financing facilities and other forms of leverage; and

(h) provide the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation:

(i) making, in consultation with the Fund’s board of trustees (the “Board”), investment strategy decisions for the Fund;

(ii) reasonably assisting the Board and the Fund’s other service providers with the valuation of the Fund’s assets or, if so designated by the Board, performing fair value determinations subject to the oversight of the Board; and

(iii) directing investment professionals of the Adviser or non-investment professionals to provide, or arranging for the provision of, managerial assistance to portfolio companies of the Fund as requested by the Fund, from time to time.

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Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions on behalf of the Fund and causing the Fund to pay investment-related expenses. In the event that the Fund determines to acquire debt financing, the Adviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”)).

Subject to the prior approval of a majority of the Board, including a majority of the Board who are not “interested persons” of the Fund (“Independent Trustees”) and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the U.S. Securities and Exchange Commission (the “SEC”) or its staff, by the shareholders of the Fund, as applicable, the Adviser may, from time to time, delegate to a sub-adviser or other service provider any of the Adviser’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Adviser makes no warranty that any investments made by the Adviser hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Adviser.

2. Expenses.

(a) In connection herewith, the Adviser agrees to maintain a staff within its organization to furnish the above services to the Fund. The Adviser shall bear all expenses arising out of its duties hereunder, except as provided in this Section 2.

(b) Except as specifically provided below and above in Section 1 hereof, the Fund anticipates that all investment professionals and staff of the Adviser, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser. The Adviser or its affiliates will bear all fees, costs, and expenses incurred that are not assumed by the Fund under this Agreement.

(c) In addition to the compensation paid to the Adviser pursuant to Section 5, the Fund will be subject to reimbursing certain expense payments made by the Adviser on the Fund’s behalf, in accordance with the Expense Support and Conditional Reimbursement Agreement, by and between the Fund and the Adviser, dated April 1, 2025. The Adviser or its affiliates may be reimbursed for administrative services performed on behalf of the Fund pursuant to any separate administration or co-administration agreement; however, no reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee.

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From time to time, the Adviser or its affiliates may pay third-party providers of goods or services. Unless such expenses are specifically assumed by the Adviser or its affiliates under this Agreement, the Fund will reimburse the Adviser or such affiliates thereof for any such amounts paid on the Fund’s behalf. From time to time, the Adviser may defer or waive fees and/or rights to be reimbursed for expenses.

3. Transactions with Affiliates. The Adviser is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Adviser is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Adviser) for the execution of trades for the Fund.

4. Best Execution; Research Services.

The Adviser, either itself or through an affiliated company, shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Adviser, which may include brokers or dealers affiliated with the Adviser. The Adviser shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or the other accounts over which the Adviser or its affiliates exercise investment discretion. The Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to accounts over which they exercise investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Research services furnished to the Adviser by brokers who effect securities transactions for the Fund may be used by the Adviser in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Adviser by brokers who effect securities transactions for other investment companies, entities or funds and accounts which the Adviser manages may be used by the Adviser in servicing the Fund. It is understood that not all of these research services are used by the Adviser in managing any particular account, including the Fund.

The Adviser and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same security for other clients’ accounts of the Adviser or of its affiliates, the Adviser’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the

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Adviser’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Adviser’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Adviser is under no obligation to aggregate any such orders under any circumstances.

5. Remuneration.

Effective as of the date of the Fund’s election to be regulated as a business development company (“BDC”) under the 1940 Act (the “BDC Election Date”), the Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a fee consisting of two components: a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”). The cost of both the Base Management Fee and the Incentive Fee will ultimately be borne by the Fund’s shareholders.

Base Management Fee

The Base Management Fee is payable monthly in arrears at an annual rate of 1.00% of the value of the Fund’s net assets as of the beginning of the first calendar day of the applicable month, adjusted for any share issuances or repurchases during the applicable month. For purposes of this Agreement, net assets mean the Fund’s total assets less liabilities determined on a consolidated basis in accordance with accounting principles generally accepted in the United States (“GAAP”).

Incentive Fee

The Incentive Fee will consist of two components that are independent of each other, with the result that one component may be payable even if the other is not. A portion of the Incentive Fee is based on a percentage of our income and a portion is based on a percentage of the Fund’s capital gains, each as described below.

Incentive Fee Based on Income

The first part of the Incentive Fee, referred to as the “Incentive Fee Based on Income,” will be calculated and payable quarterly in arrears, commencing with the first full calendar quarter after the BDC Election Date, based on the Fund’s “Pre-Incentive Fee Net Investment Income Returns” for the immediately preceding quarter (or portion thereof with respect to the quarter in which the BDC Election Date occurs). “Pre-Incentive Fee Net Investment Income Returns” means dividends, cash interest or other distributions or other cash income and any third-party fees received from portfolio companies such as upfront fees, commitment fees, origination fee, amendment fees, ticking fees and break-up fees, as well as prepayments premiums, but excluding fees for providing managerial assistance and fees earned by the Adviser or an affiliate accrued during the month, minus operating expenses for the month (including the Base Management Fee, taxes, any expenses payable under this Agreement and an administration agreement with the Fund’s administrator, any expense of securitizations, and interest expense or other financing fees and any dividends paid on preferred stock, but excluding the Incentive Fee and shareholder servicing and/or distribution fees, if any). Pre-Incentive Fee Net Investment Income Returns

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includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with PIK interest and zero-coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income Returns do not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income Returns, expressed as a rate of return on the value of the Fund’s net assets at the end of the immediate preceding quarter, adjusted for any Share issuances or repurchases during the applicable quarter in which the Incentive Fee is calculated, is compared to a “hurdle rate” of return of 1.50% per quarter (6.00% annualized).

The Fund will pay the Adviser an Incentive Fee quarterly in arrears with respect to the Fund’s Pre-Incentive Fee Net Investment Income Returns in each calendar quarter as follows:

•	No incentive fee based on Pre-Incentive Fee Net Investment Income Returns in any calendar quarter in which our Pre-Incentive Fee Net Investment Income Returns do not exceed the hurdle rate of 1.50% per quarter (6.00% annualized);

•	100% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns, if any, that exceeds the hurdle rate but is less than a rate of return of 1.71% (6.84% annualized). This portion of the Fund’s Pre-Incentive Fee Net Investment Income Returns (which exceeds the hurdle rate but is less than 1.71%) is referred to as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 12.5% of the Fund’s Pre-Incentive Fee Net Investment Income Returns as if a hurdle rate did not apply if this net investment income exceeds 1.71% in any calendar quarter; and

•	12.5% of the dollar amount of our Pre-Incentive Fee Net Investment Income Returns, if any, that exceed a rate of return of 1.71% (6.84% annualized). This reflects that once the hurdle rate is reached and the catch-up is achieved, 12.5% of all Pre-Incentive Fee Net Investment Income Returns thereafter are allocated to the Adviser.

Incentive Fee Based on Capital Gains

The second component of the Incentive Fee, referred to as the “Incentive Fee Based on Capital Gains” will be an Incentive Fee on capital gains and will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement) commencing with the end of the first calendar year in which the BDC Election Date occurs. The amount payable equals:

•	12.5% of cumulative realized capital gains from the BDC Election Date through the end of such calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee Based on Capital Gains as calculated in accordance with GAAP.

Each year, the fee paid for the Incentive Fee Based on Capital Gains is net of the aggregate amount of any previously paid Incentive Fee Based on Capital Gains for all prior periods. The Fund will accrue, but will not pay, the Incentive Fee Based on Capital Gains with respect to

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unrealized appreciation because the Incentive Fee Based on Capital Gains would be owed to the Adviser if the Fund were to sell the relevant investment and realize a capital gain. In no event will the Incentive Fee Based on Capital Gains payable pursuant to this Agreement be in excess of the amount permitted by the Advisers Act of 1940, as amended (the “Adviser Act”), including Section 205 thereof.

For purposes of computing the Fund’s Incentive Fee Based on Income and the Incentive Fee Based on Capital Gains, the calculation methodology will look through derivative financial instruments or swaps as if the Fund owned the reference assets directly. The fees that are payable under this Agreement for any partial period will be appropriately prorated.

6. Representations and Warranties.

The Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Adviser agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

7. Services Not Deemed Exclusive. The Fund acknowledges and agrees that the services of the Adviser to the Fund are not to be deemed exclusive, the Adviser being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Adviser’s ability to meet all of its obligations with respect to rendering services to the Fund hereunder. The Fund agrees that the Adviser may give advice and take action with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Adviser’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Adviser shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Adviser, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Adviser an agent of the Fund.

8. Limit of Liability.

(a) The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Adviser shall not be protected against any liability to the Fund or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“disabling conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and

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accountants; provided, that such counsel or accountants were selected with reasonable care. Absent disabling conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Adviser’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Adviser in good faith, unless such action or inaction was made by reason of disabling conduct, or in the case of a criminal action or proceeding, where the Adviser had reasonable cause to believe its conduct was unlawful.

An Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

9. Duration and Termination.

(a) This Agreement shall become effective as of the BDC Election Date. Subject to prior termination as provided in Section 9(d), this Agreement shall remain in effect for two years from the date of the BDC Election Date, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Independent Trustees, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) This Agreement may be modified by mutual consent subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases or no-action letters of, the SEC or its staff.

(c) In addition to the requirements of Sections 9(a) and 9(b), the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of the Fund’s Board who are not parties to the Agreement or interested persons of

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any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(d) This Agreement is terminable (a) by the Fund upon sixty (60) days’ written notice to the Adviser (i) upon the affirmative vote of holders of a majority of the outstanding voting securities of the Fund entitled to vote on the matter (as “majority” is defined in Section 2(a)(42) of the 1940 Act) or (ii) by the vote of the Independent Trustees; or (b) by the Adviser upon not less than one hundred twenty (120) days’ written notice to the Fund, in each case without cause or penalty. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Sections 2 or 5 through the date of termination or expiration, and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(e) This Agreement shall terminate automatically in the event of its assignment (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(f) After the termination of this Agreement, the Adviser shall be entitled to receive from the Fund within thirty (30) days after the effective date of such termination all unpaid reimbursements payable to the Adviser prior to termination of this Agreement. The Adviser shall promptly upon termination:

(i) Deliver to the Fund a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Fund;

(ii) Deliver to the Fund all assets and documents of the Fund then in custody of the Adviser; and

(iii) Cooperate with the Fund to provide an orderly management transition.

10. License.

(a) License Grant. The Adviser, on behalf of the Licensed Name Owner (as defined below), hereby grants to the Fund, and the Fund hereby accepts from the Adviser, a fully paid-up, royalty-free, non-exclusive, non-transferable worldwide license to use “Lord Abbett” (the “Licensed Name”) during the term of this Agreement, solely (i) in connection with the conduct of the Fund’s business and (ii) as part of the trademark, corporate name or trade name “Lord Abbett Private Credit Fund S.” The Fund shall have no right to use the Licensed Name standing alone or to use any modification, stylization or derivative of the Licensed Name without prior written consent of the Adviser in its sole discretion. All rights not expressly granted to the Fund pursuant to this Section 10 shall remain the exclusive property of the Licensed Name Owner. Nothing in this Section 10 shall preclude the Adviser, its affiliates, or any of its respective successors or assigns from

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using or permitting other entities to use the Licensed Name whether or not such entity directly or indirectly competes or conflicts with the Fund’s business in any manner.

(b) Ownership. The Fund acknowledges and agrees that, as between the parties, the Adviser (the “Licensed Name Owner”) is the sole owner of all right, title, and interest in and to the Licensed Name. The Fund agrees not to do anything inconsistent with such ownership, including directly or indirectly challenging, contesting or otherwise disputing the validity or enforceability of, or the Licensed Name Owner’s ownership of or right, title or interest in the Licensed Name (and the associated goodwill), including without limitation, arising out of or relating to any third-party claim, allegation, action, demand, proceeding or suit regarding enforcement of this Section 10 of the Agreement or involving any third party. The parties intend that any and all goodwill in the Licensed Name arising from the Fund’s or any applicable sublicensee’s use of the Licensed Name shall inure solely to benefit the Adviser. Notwithstanding the foregoing, in the event that the Fund is deemed to own any rights to the Licensed Name, the Fund hereby irrevocably assigns (or shall cause such sublicensee to assign), without further consideration, such rights to the Licensed Name Owner together with all goodwill associated therewith. The Licensed Name Owner shall be a third-party beneficiary of this Section 10.

(c) Sublicensing. The Fund shall not sublicense its rights under this Agreement except to a current or future majority-owned subsidiary of the Fund, and then only with the prior written consent of the Adviser or the Licensed Name Owner, provided that (a) no such subsidiary shall use the Licensed Name as part of a name other than the Fund name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion and (b) any such sublicense shall terminate automatically, with no need for written notice, if (x) such entity ceases to be a majority-owned subsidiary, (y) this Agreement terminates for any reason or (z) the Adviser or the Licensed Name Owner gives notice of such termination. The Fund shall be responsible for any such sublicensee’s compliance with the provisions of this Agreement, and any breach by a sublicensee of any such provision shall constitute a breach of this Agreement by the Fund. Neither the Fund nor any of its current or future subsidiaries shall use a new trademark, corporate name, trade name or logo that contains the Licensed Name without the prior written consent of the Adviser or the Licensed Name Owner in its sole discretion, and any resulting license shall be governed by a new agreement between the applicable parties and/or an amendment to this Agreement.

(d) Compliance. In order to preserve the inherent value of the Licensed Name, the Fund agrees to use reasonable efforts to ensure that it maintains the quality of the Fund’s business and the operation thereof equal to the standards prevailing in the operation of the Adviser’s and the Fund’s business as of the date of this Agreement. The Fund further agrees to use the Licensed Name in accordance with such quality standards as may be reasonably established by the Adviser and communicated to the Fund from time to time in writing, or as may be agreed to by the Adviser and the Fund from time to time in writing. The Fund shall notify the Adviser promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of the Licensed Name. The Adviser and its affiliates shall have the sole right to

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bring any action to remedy the foregoing, and the Fund shall cooperate with the Adviser in same, at the Adviser’s expense.

(e) Upon Termination. Upon expiration or termination of this Agreement, all rights and license granted to the Fund under this Section 10 with respect to the Licensed Name shall cease, and the Fund shall immediately discontinue use of the Licensed Name.

11. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

12. Interpretation. The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the SEC or its staff.

13. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex, email or facsimile (followed by delivery in person) to the parties at the addresses set forth below:

If to the Fund:

Lord Abbett Private Credit Fund S

c/o Lord Abbett Private Credit Advisor, LLC
30 Hudson Street

Jersey City, New Jersey 07302

Email: legalnotices@lordabbett.com
Attn: Chief Legal Officer

If to the Adviser:

Lord Private Credit Advisor, LLC
30 Hudson Street

Jersey City, New Jersey 07302
Email: legalnotices@lordabbett.com
Attn: Chief Legal Officer

; or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile, email or mail, on the date on which such facsimile, email or mail is sent.

14. Counterparts. This Agreement may be executed in any number of counterparts, by email, facsimile, or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which together constitute

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one and the same instrument. Signatures may be delivered via facsimile, email, or any other electronic signature method complying with applicable law.

[Remainder of Page Intentionally Left Blank.]

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IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

LORD ABBETT PRIVATE CREDIT FUND S

By:	/s/ Randolph A. Stuzin
Name:	Randolph A. Stuzin
Title:	Vice President and Assistant Secretary

LORD ABBETT PRIVATE CREDIT ADVISOR, LLC

By:	/s/ Randolph A. Stuzin
Name:	Randolph A. Stuzin
Title:	Chief Legal Officer

[Signature Page to the Investment Advisory Agreement]